Exhibit 5.2

1345 AVENUE OF THE AMERICAS, 11th FLOOR
NEW YORK, NEW YORK 10017
TELEPHONE: (212) 370-1300
FACSIMILE: (212) 370-7889

www.egsllp.com

April 17, 2024

Psyence Biomedical Ltd.

121 Richmond Street West

Penthouse Suite 1300

Toronto, Ontario, M5H 2K1

Re:Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as United States counsel to Psyence Biomedical Ltd., a corporation existing under the laws of the Province of Ontario, Canada (the “Company”), in connection with the Registration Statement on Form F-1 (as amended, the “Registration Statement”), initially filed by the Company on February 9, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to:

(1)

the resale by the selling securityholders listed in the prospectus included as a part of the Registration Statement (the “Selling Securityholders”) of up to an aggregate of 22,496,000 common shares, no par value, of the Company (the “Common Shares”), consisting of (i) up to an aggregate of 18,750,000 Common Shares, issuable pursuant to those certain First Tranche Notes (as defined in the Registration Statement) issued to certain investors by the Company on January 25, 2024, (ii) up to 150,000 Common Shares that were issued in lieu of payment of deferred underwriting commissions and transaction fees in connection with the Business Combination (as defined in the Registration Statement), pursuant to that certain amendment to engagement letter, dated as of January 25, 2024, by and between J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets Division, and Newcourt Acquisition Corp, a Cayman Islands exempted company (“NCAC”), (iii) 150,000 Common Shares that were issued in lieu of payment of deferred underwriting commissions, pursuant to that certain fee modification agreement, dated as of January 25, 2024, by and between Cantor Fitzgerald & Co. and NCAC, (iv) 150,000 Common Shares that were issued in lieu of payment of transaction fees in connection with the Business Combination, pursuant to that certain amendment to engagement letter, dated as of January 25, 2024, by and between NCAC and Maxim Group LLC, (v) 125,000 Common Shares that were issued pursuant to that certain fee agreement, dated as of January 25, 2024, by and between McDermott Will & Emery LLP and NCAC, in connection with payment of Business Combination transaction expenses, (vi) 150,000 Common Shares that the Company is contractually bound to issue pursuant to that certain fee modification agreement, dated as of January 26, 2024, by and among the Company, Psyence Biomed II Corp., a corporation existing under the laws of Ontario, Canada, and Ellenoff Grossman & Schole LLP, in connection with payment of certain fees, (vii) 21,000 Common Shares that were issued pursuant to that certain amendment to engagement letter, dated as of January 25, 2024, by and between NCAC and RNA Advisors, LLC, and (viii) 3,000,000 shares issued by the Company to Newcourt SPAC Sponsor LLC (the “Sponsor”) upon the closing of the Business Combination in exchange for shares of NCAC originally issued for a nominal fee in a private placement prior to NCAC’s initial public offering;

(2)

the resale by the Selling Securityholders of 570,000 warrants to purchase Common Shares, each warrant exercisable for one Common Share at a price of $11.50, subject to adjustment, which were originally issued as part of placement units sold in connection with NCAC’s initial public offering at a price of $10.00 per placement unit (the “Private Warrants”); and

(3)	the issuance by the Company of up to 13,070,000 Common Shares upon the exercise of outstanding warrants at an exercise price of $11.50 per Common Share.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement, as amended to date; (ii) the Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date; (iii) the Warrant Agreement, dated as of October 19, 2021, by and between NCAC and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); and (iv) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Private Warrants are legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Notwithstanding anything in this letter which might be construed to the contrary, our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the laws be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP